UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 26, 2019

IHEARTMEDIA, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38987	26-0241222
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

20880 Stone Oak Parkway

San Antonio, Texas 78258

(Address of principal executive offices)

Registrant’s telephone number, including area code: (210) 822-2828

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.001 per share	IHRT	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 26, 2019, Steven J. Macri, a named executive officer of iHeartMedia, Inc. (the “Company”), stepped down from his role as Senior Vice President - Corporate Finance of the Company, in anticipation of the expiration of his employment agreement on December 31, 2019. Mr. Macri will remain at the Company until December 31, 2019 to assist with the transition of his role and responsibilities.

Effective September 26, 2019, the Company transitioned Mr. Macri’s role and responsibilities to Michael B. McGuinness, who joined the Company as an Executive Vice President - Finance and Deputy Chief Financial Officer. Mr. McGuinness, 42, joined the Company from The Hain Celestial Group, where he served as Senior Vice President, Chief Accounting Officer and Treasurer since March 2016. Previously, Mr. McGuinness spent over seven years with Monster Worldwide, Inc. in various finance positions within the company, most recently as Executive Vice President and Chief Financial Officer.

Mr. McGuinness and iHeartMedia Management Services, Inc., an indirect wholly-owned subsidiary of the Company, entered into an employment agreement, effective September 5, 2019. The employment agreement has a term of four years and is automatically renewable for additional two year periods unless written notice of non-renewal is timely provided by either party. Pursuant to the employment agreement, Mr. McGuinness will be paid an annual base salary of $575,000 and will be eligible to earn an annual cash bonus targeted at 100% of his base salary, which in the case of 2019 will be prorated, and can be increased to compensate for lost bonus from Mr. McGuinness’s prior employer in an amount not to exceed $225,000. Pursuant to the employment agreement, Mr. McGuinness is eligible to participate in long term incentive opportunities and health and welfare benefit programs offered to employees holding comparable positions at the Company. In addition, the employment agreement provides that if Mr. McGuinness’s employment is terminated without “Cause” or “Non-Renews,” or if Mr. McGuinness terminates employment for “Good Cause,” he will be paid his base salary through the termination date, unpaid prior year bonus, if any, payments required under applicable employee benefit plans and if Mr. McGuinness signs a severance agreement and general release of claims, periodic payments totaling 12 months of his base salary. If Mr. McGuinness’s last day of full time employment is between September 1 and December 31 and he is employed full-time between January 1 and August 31, then he is entitled to a pro-rata portion of his annual bonus.

Pursuant to the employment agreement, on September 9, 2019, the Compensation Committee of the Board of Directors of the Company granted Mr. McGuinness 20,000 restricted stock units (“RSUs”) and options (“Options”) to purchase 30,000 shares of the Company’s Class A common stock at an exercise price equal to the fair market value on the date of grant. 20% of the RSUs and Options will vest 90 days after the grant date and an additional 20% of the RSUs and Options will vest on each of the first four anniversaries of the grant date.

There are no family relationships between Mr. McGuinness and any director, executive officer or nominees thereof of the Company. There are no related party transactions between the Company and Mr. McGuinness that would require disclosure under Item 404(a) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

The foregoing description of the employment agreement and the awards does not purport to be complete and is qualified in its entirety by the employment agreement, a copy of which will be filed with the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ending September 30, 2019 and, other than with respect to vesting terms, by the forms of award agreements, copies of which are filed as Exhibits 10.16 and 10.17 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2019.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IHEARTMEDIA, INC.

Date: September 26, 2019	By:	/s/ Paul McNicol
Name: Paul McNicol
Title: Executive Vice President, General Counsel and Corporate Secretary

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